Exhibit 99.1

Poniard Pharmaceuticals Announces Pricing of
Public Offering of Common Stock

South San Francisco, Calif. (April 25, 2007) — Poniard Pharmaceuticals, Inc. (Nasdaq: PARD) announced today the pricing of its public offering of 10,302,905 shares of its common stock at a public offering price of $6.33 per share.  All of the shares are being offered by Poniard.  The underwriters have a 30-day option to purchase up to an additional 1,545,436 shares of common stock to cover over-allotments, if any.  CIBC World Markets Corp. and Lazard Capital Markets LLC are acting as joint book-running managers in this offering.  Pacific Growth Equities, LLC, Leerink Swann & Co., Inc. and Fortis Securities LLC are acting as co-managers.

A registration statement relating to the shares has been declared effective by the Securities and Exchange Commission.  Sales of shares pursuant to this offering may be made only by means of the final prospectus supplement and related prospectus, copies of which can be obtained from CIBC World Markets Corp. by phone at 212-667-7200 or 866-895-5637, by email at useprospectus@us.cibc.com, by fax at 212-667-6303, or by mail at CIBC World Markets Corp., Attn: USE Prospectus Department, 425 Lexington Avenue, 5th Floor, NY, NY 10017, or from Lazard Capital Markets LLC by mail at 30 Rockefeller Plaza, New York, NY 10020, Attention: Syndicate Department, 60th Floor, or by phone at 212-632-6717.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer.  Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy with an improved safety profile.  Picoplatin is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors.  Picoplatin is currently being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancers.  As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company is collaborating with The Scripps Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors.  For additional information please visit www.poniard.com.

© 2007 Poniard Pharmaceuticals, Inc.  All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Julie Rathbun

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA  94080

206-286-2517

jrathbun@poniard.com

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